Exhibit 99.2

Final Transcript

Conference Call Transcript

SORC - Q4 2007 Source Interlink Companies Earnings Conference Call

Event Date/Time: Apr. 25. 2007 / 4:30PM ET

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1

CORPORATE PARTICIPANTS

Todd St. Onge

 Brainerd Communicators - IR Contact

Michael Duckworth

 Source Interlink Companies - Chairman

Marc Fierman

Source Interlink Companies - CFO

Jim Gillis

Source Interlink Companies - Co-CEO

Alan Tuchman

Source Interlink Companies - Co-CEO

CONFERENCE CALL PARTICIPANTS

Bob Labick

CJS Securities - Analyst

Den Hooper

Peninsula Capital - Analyst

Jaime Lester

Soundpost Partners - Analyst

Andrew Wellington

New Mountain Capital - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Source Interlink Companies’ fiscal 2007 fourth-quarter and year-end earnings teleconference. (Operator Instructions).

At this time, all participants are in a listen-only mode. We will be conducting a question and answer session later on in the conference. (Operator Instructions). The conference is being recorded today, Monday, April 25, 2007.

At this time, I would like to turn the conference over to Todd St. Onge of Brainerd Communicators to read the Forward-Looking statements. Please go ahead, sir.

Todd St. Onge  - Brainerd Communicators - IR Contact

Good afternoon. Thanks for joining us for the Source Interlink Companies’ quarterly conference call.

Before we begin, we want to remind you that management’s remarks today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital needs, and opportunities for growth. When used on this call, words such as anticipate, may, will, believe, intend, expect and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, actual results and timing of events may differ on a material basis from those discussed herein. Factors that cause or contribute to such differences include, but are not limited to, the risks and uncertainties as discussed in reports previously and subsequently filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended January 31, 2007 as filed today, April 25, 2007.

I will now turn the call over to Source Interlink’s Chairman, Michael Duckworth.

Michael Duckworth  - Source Interlink Companies - Chairman

Good Afternoon. Thank you all for joining us this afternoon.

With me today are Jim Gillis and Alan Tuchman, our Interim Co-Chief Executive Officers, as well as Marc Fierman, our CFO.

I would like to update you today on recent business highlights that have taken place since our last call. Marc will then update and cover our Q4 and year-end financial results in greater detail. Then we’ll have adequate time for questions at the end of our prepared remarks.

Before getting started, I want to note that our strategic review process continues. We understand that this is taking longer than expected, but it is still an active process. In keeping with our established policy, we will continue to suspend our financial guidance while the review remains ongoing.

Overall, we are encouraged by our operating results, which reflect good performance against a challenging retail environment. We reported adjusted fiscal year 2007 EPS of $0.54 per share on revenue of $1.9 billion. Adjusted EBITDA totaled $74.2 million, an increase of 8.7% year-over-year.

GAAP net loss for the year was $24.7 million, which included a $32.7 million non-cash write-down of goodwill associated with our In-Store Services segment. GAAP earnings were also impacted by one-time costs relating to the resignation of our former CEO and a non-cash charge associated with the conversion of a large magazine account to scan-based trading, which we will talk about in more detail in a moment.

We were not immune to the market pressures facing the retail industries we serve. However, our results provide evidence that we are managing in this environment quite well. We have outperformed the market in each of the business segments in terms of revenue growth and we continue to gain share, a key component to our strategy.

We continue to improve our cost structure. As discussed on our last call, cost reduction is a key initiative here at Source. Since that call, we have eliminated some expensive and unnecessary expense. We have closed our satellite office in New York City and reduced the overhead associated with it. We have terminated the leases on both a corporate apartment and an aircraft.

We continue to streamline our operations. In this regard, we have several initiatives designed to raise productivity and better integrate management, staff and our business processes. We have consolidated nine redundant distribution depots from our Anderson acquisition and were able to close five depots in the Washington/Baltimore market and four more in the West Coast.

As previously mentioned, we have closed two distribution centers, both in southern California and in Washington. Included with this consolidation is the elimination of almost 100 truck routes and the expense associated with those routes. Currently, we are consolidating the distribution and logistics systems related to our Mainstream and Specialty market categories. Our goal is to complete this combination within the next 12 months.

As I mentioned earlier, we also converted a major customer to Scan-based trading, or what we call SBT internally. Under SBT, we basically recognize revenue when the product is scanned at the checkout. This timing change requires a change in the way we account for magazine sales for those customers that convert to scan-based trading. What is important here is that scan-based trading basically allows us to reduce our cost, it strengthens our day-to-day working relationship with the retailer, and it provides us more timely information regarding our single-copy magazine sales.

We are also pursuing the sale of our wood fixture division, which is a part of our In-Store Services segment. This divestiture will allow us to streamline our In-Store services operation and focus on the core wire rack, RDA and information services businesses that entrench us at the front-end of our customers’ stores. Although the specific terms of this transaction are still under negotiation, we expect to finalize the sale of the wood division shortly.

Another of our cost reduction initiatives is the consolidation of our IT functions. Here we are focused on improving overall IT efficiency and eliminating redundant functions across business lines. As these comments illustrate, there is much going on here at Source.

Turning to the revenue side, I’m pleased to say that we are seeing progress here as well. During the fourth quarter, we completed the roll-out of 2,500 Walgreens stores and 1,700 Rite Aid stores for the distribution of CDs and DVDs. While previously announced, the roll-out was completed in the fourth quarter and is now up and running in all 4,200 stores.

We’ve also had nice gains on the magazine side as well. We were awarded 400 more stores at Walgreens in the Midwest and the West Coast. We were awarded the Safeway’s Phoenix division, and we rolled out book distribution for Kroger in its Cincinnati stores.

We’ve picked up some significant rack business at Home Depot and after a seven year hiatus, Wal-Mart has engaged Source as a consultant for front-end checkout management. This assignment includes rebate management of magazine pockets, fixture billing and magazine planogram assistance. As with much of our new business, these wins are a direct result of intracompany selling, something that we expect to see more of in the future.

Also worth noting is the launch of NCircle, which you’ve seen some recent press releases about. NCircle is our licensing division within Alliance which is actively pursuing opportunities to license content in the children’s and family entertainment space. It’s a new initiate for us but we expect to be talking about it more in the future.

Overall, I’m encouraged by our progress. We continue to improve our cost structure and to realize the revenue and cost synergies inherent in our company. As these initiatives continue, our results will continue to improve.

With that, I will turn the call over to Marc for his review of our financials.

Marc Fierman  - Source Interlink Companies - CFO

Thank you, Mike, and good afternoon, everyone. Today I will review our fourth-quarter and year-end consolidated operating results as well as results from our four reporting segments.

As you are aware, we extended the filing date of our Form 10-K to provide the time necessary to complete the fourth-quarter FAS 142 impairment analysis. We ultimately determined that the tangible assets and goodwill of our In-Store Services reporting segment were impaired and consequently recorded, for GAAP purposes, a non-cash charge of $32.7 million. A detailed breakdown of this charge is included in our 10-K.

On a GAAP basis, from continuing operations, in the fourth quarter, the Company reported a net loss of $36.8 million, or $0.71 per diluted share, compared to net income of $2.5 million or $0.05 per diluted share last year. For the full year, the Company reported a net loss of $24.7 million, or $0.48 per diluted share compared to net income of $14.3 million or $0.28 per diluted share last year.

We present financial results on an adjusted basis. This presentation is intended to reflect the view of management, which eliminates certain non-cash expenses, one-time costs related to consolidating acquisitions and certain non-recurring events, such as the charge associated with the resignation of our former CEO and costs to terminate an aircraft lease. Also, for comparative purposes, the adjusted basis, except for revenue and gross profit, reflect operating results assuming a conversion of a customer to scan-based trading in the magazine segment had not occurred. This conversion will be described further in the magazine discussion. For a detailed listing of all of these adjustments, please refer to the reconciliations contained in our earnings release filed earlier today.

In the current-year adjusted presentation, GAAP numbers were used for net revenues and gross profit. Our results are reported from continuing operations.

In fiscal 2006, as stated on previous calls, the adjusted basis also assumed the Alliance merger closed effectively at the beginning of our fiscal year, February 1, 2005, while the GAAP basis reflects results as of the merger date, February 28, 2005. As a reminder, included in the Magazine segment are the results of the Levy and Anderson mainstream magazine acquisitions as of their respective closing dates.

The following are the adjusted consolidated results for the fourth quarter and the year ended January 31, 2007, compared to the same period last year. Fourth-quarter net revenue increased 2% to $482.9 million and for the year, increased 15.9% to $1.855 billion. Fourth-quarter gross profit increased 1.2% to $95.4 million while gross profit margins decreased to 19.7% from 19.9%. For the year, gross profit increased 20% to $386.1 million and gross profit margins increased to 20.8% from 20.1%.

Fourth-quarter adjusted operating income increased 3.6% to $18.9 million and operating margins increased to 3.9% from 3.8%. For the year, adjusted operating income increased 7% to $60.4 million, while operating margins decreased to 3.3% from 3.5%.

Fourth-quarter adjusted Pretax Income decreased 8.5% to $14.7 million and for the year decreased 4.6% to $47.8 million. The decrease is due largely to increased interest expense resulting from the increased debt related to prior acquisitions.

Fourth-quarter adjusted net income totaled $8.8 million compared to $10 million last year and for the year totaled $28.7 million compared to $31.1 million last year. Income taxes were computed on a 40% rate compared to 38% in the prior year.

Adjusted Earnings per share in the fourth quarter are $0.17 compared to $0.19 last year and for the year $0.54 compared to $0.59 in the previous year.

Adjusted EBITDA totaled $22.5 million for the fourth quarter compared to $21.2 million last year, a 6.4% increase. EBITDA for the year totaled $74.2 million compared to $68.3 million last year, an 8.7% increase.

Segment results for the fourth quarter and year compared to the same periods last year are as follows. Fourth-quarter net revenue in the CD and DVD segment decreased 2.1% to $299.4 million. Gross profit decreased 1.7% to $51.1 million, while gross profit margins increased to 17.1% from 17%. Operating income increased 4.9% to $17.1 million and operating margins increased to 5.7% from 5.3%, due in part to favorable settlements with certain customers.

For the year, net revenue in the CD and DVD segment increased 0.9% to $971.5 million. Gross profit increased 3.6% to $174.2 million, due primarily to increased volume rebates and other vendor incentives. Gross profit margins increased to 17.9% from 17.5%, while operating income decreased 1.4% to $46.9 million and operating margin decreased slightly to 4.8% from 4.9%.

Before reviewing results of the Magazine segment, I want to discuss the manner of presentation and one-time impact of converting a large customer to scan-based trading, SBT. We amended our distribution agreement with a major customer, such that product revenue and gross profit relating to magazines are no longer recognized upon delivery of the product, less an allowance for returns, but instead are deferred until the product is sold to the consumer. This change to SBT does not impact the timing of their payment to us. However, for reported GAAP purposes, it does impact the timing of when we recognize revenue and related gross profit. The impact to GAAP operating income was approximately $16.2 million in the fourth quarter, which includes certain non-recurring costs related to temporary return-handling procedures during the transition process as well as the resolution of certain variances related to the account.

For comparative purposes and in order for you to assess results, the adjusted presentation approximates operating income assuming the pre-conversion method of revenue recognition had remained consistent with prior periods and that costs associated with the conversion had not occurred. Revenue and gross profit have not been adjusted and GAAP amounts are presented. For consistency purposes, we expect that any future material conversions of customers to SBT will be reported in a similar manner for the adjusted presentation.

Fourth-quarter GAAP net revenue for the Magazine segment increased 11.9% to $169.3 million, reflecting, in large part, the inclusion of the acquired Southern California and Baltimore service areas earlier this year, offset by the negative impact of the conversion of a large customer to SBT. Gross profit increased 10.3% to $40.3 million and gross profit margins decreased to 23.8% from 24.2% due in part to the SBT conversion discussed above.

Adjusted operating income increased 48% to $6.9 million and operating margin for the quarter is unchanged at 3.1%. Adjusted operating income for the quarter and the year eliminated the impact of the SBT conversion. While the operating margins are unchanged, the current period includes the additional mainstream business acquired this year, which has historically generated lower margins than the specialty business. We anticipate that these margins will continue to improve as achieved synergies flow through to our results.

For the year, net GAAP revenue in the Magazine segment increased 43% to $809.8 million and was impacted by the events previously described in the fourth-quarter discussion. GAAP gross profit increased 43.4% to $188 million. Gross profit margins increased to 23.2% from 23.1%. Adjusted operating income increased 29.7% to $24.5 million and operating margin for the year is 3% compared to 3.3% last year, which again is due in part to the increased mainstream business.

We expect the ongoing consolidation and integration of the previously acquired Mainstream businesses to enhance profitability in the segment. Last year, as previously discussed, we successfully consolidated our two large distribution facilities on the West coast and two distribution facilities in the mid-Atlantic region. While there were integration costs incurred to facilitate these consolidations, we expect to benefit from reduced overhead and improved routing efficiency in future periods. Fourth-quarter revenue in the In-Store Services segment, which includes information services, magazine rebate claiming and sales of manufactured store fixtures, decreased 12% to $14.3 million, due mostly to fewer wood fixtures ordered for new stores and remodels. Gross profit decreased 32% to $3.9 million and gross profit margins decreased to 27.5% from 35.6%. Operating income decreased 53% to $1.6 million and operating margins decreased to 11.2% from 21.2%.

For the year, revenue in In-Store Services increased 2.7% to $73.6 million, while gross profit increased 5.5% to $23.9 million. Gross profit margins increased to 32.5% from 31.7%, while operating income increased 7.1% to $14.5 million. Operating margins increased to 19.7% from 18.9%. Most of the annual increase is due to operating improvements in the display manufacturing businesses on an annual basis.

For the fourth quarter, Shared Services, which consists of shared corporate and overhead costs associated with the operating segment, increased 9% to $6.8 million and for the year increased 9.1% to $25.4 million. This increase includes the incremental costs associated with acquired businesses. We anticipate further improvement in this area as we implement programs to reduce our cost structure.

For the year on a GAAP basis, cash used by operating activities was $20.7 million. CapEx was $13.4 million, and depreciation of fixed assets, $13 million. Impacting operating cash during the year was approximately $47 million of working capital invested into the Anderson acquisition and new business, principally Costco, as well as $20 million more paid for interest and taxes compared to the prior year. We expect operating cash flow to improve during the current fiscal year as the Company negotiates improved terms with its vendors.

Interest expense during the fourth quarter and year-to-date was $4 million and $12.5 million compared to $2.1 million and $6.6 million last year. The increase, again, is primarily due to increased debt associated with past acquisitions.

The following are some Balance Sheet highlights as of January 31, 2007 — total assets, $1 billion; working capital, $29.5 million; revolving Bank debt, $116.5 million; other debt, $38 million, including a $19.8 million mortgage loan; stockholders Equity, $439.4 million.

I will now open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Bob Labick, CJS Securities.

Bob Labick  - CJS Securities - Analyst

Good afternoon. A couple of questions. First, hopefully we can start with an easy one. Could you walk us through free cash flow? You just gave numbers right at the end there, but maybe if you could help us understand. If you adjusted out the negative working capital from the acquisitions you made during the year, what would cash from operations have been, if you just put that into purchase price as opposed to taking it into cash from operations?

Marc Fierman  - Source Interlink Companies - CFO

That’s approximately $40 million.

Bob Labick  - CJS Securities - Analyst

Okay, $40 million there, so you would have had a cash from operations source of around $20 million?

Marc Fierman  - Source Interlink Companies - CFO

Yes, if that had been part of the purchase price.

Bob Labick  - CJS Securities - Analyst

Okay. That’s a material decline from the prior year. Could you give us a sense of what drove that? In your guidance for “improvement” in the current year, is that off the $20 million source of cash or the $20 million use of cash?

Marc Fierman  - Source Interlink Companies - CFO

That improvement is going to be off of — we are not going to have to make that investment again, so that was a one-time investment. You could consider that really part of the investment we made in the Anderson acquisitions.

Obviously, we do have increased debt and the interest associated with it, which is not similar to what it was in the year 2006. But we do expect to increase our -- to have an improvement in our working capital structure, as I stated, because we are currently in some negotiations with our major vendor to improve the terms to it. At this time, it’s a little premature to discuss what that outcome would be, but I will be talking about that in the future.

Bob Labick  - CJS Securities - Analyst

CapEx on a maintenance basis for the Company is what?

Marc Fierman  - Source Interlink Companies - CFO

I would say, on a maintenance basis, you could probably use between $8 million and $10 million.

Bob Labick  - CJS Securities - Analyst

Great. Let’s see. You briefly discussed a new relationship with Wal-Mart for front-end management. Could you give us more details on that and the potential financial impact over time?

Michael Duckworth  - Source Interlink Companies - Chairman

Why don’t I have Jim Gillis, who is here, talk about that?

Jim Gillis  - Source Interlink Companies - Co-CEO

We were the category guy at Wal-Mart probably ten, eight years ago. We’ve kept a relationship and have manufactured some racks over the last couple of years, basically on the rebate-management side, assisting with planogramming, etc., we have been out and it has been running with Wal-Mart and the publishing world. We have been brought in as a third party, and we kind of assist them in what titles are being planogrammed on the racks and how they are invoiced, and how the racks are accounted for and helping design the new equipment. Like the old Source but it’s a brand-new Source beginning January 1 of this year.

As far as forward-looking revenues, Mike?

Michael Duckworth  - Source Interlink Companies - Chairman

We’re not going to provide guidance at this time.

Bob Labick  - CJS Securities - Analyst

Okay. I mean, will this be material to results or is this something that’s nice because you can say it’s Wal-Mart but it’s immaterial in the grand scheme (inaudible)?

Jim Gillis  - Source Interlink Companies - Co-CEO

It’s very material to results. Remember, Wal-Mart’s just under 20% of the magazine business in the United States.

Bob Labick  - CJS Securities - Analyst

Okay, that’s what I’m trying to get a sense for. Obviously, on previous calls, I think on your last call, you said you would be increasing disclosure and giving us more insight into operations. In that light, can you update us on the cost savings initiatives, what has been procured from all of these private acquisitions and what are the opportunities still ahead of you?

Michael Duckworth  - Source Interlink Companies - Chairman

Sure, Bob, I think we have attempted to give you more information and I think we’ve provided a lot more detail in the segment analysis that Marc described, and we are going to continue to do that. We are obviously, as a management team, somewhat frustrated about the inability, given the strategic alternatives process continues, to provide more detail on a forward-looking basis in terms of guidance. But you know, we have done a number of things; I think we’ve tried to talk about those here and what they will mean as they roll forward.

Bob Labick  - CJS Securities - Analyst

Okay, so can you tell us about the cost savings?

Michael Duckworth  - Source Interlink Companies - Chairman

In terms of — in terms of quantifying specifics?

Bob Labick  - CJS Securities - Analyst

Right. I mean, there have been — you had previously quantified opportunities. Can you update us on those — if you still believe those numbers previously quantified are realistic, and where you stand in the procurement of those numbers?

Michael Duckworth  - Source Interlink Companies - Chairman

Right. Again, I think under the premise of the process that we’re still in, we would prefer not to address the specifics of that. But we do have a handle on them, we understand where it is and at the appropriate time, we’re going to be happy to disclose that information.

Bob Labick  - CJS Securities - Analyst

Okay. Maybe it might help if you could just take us back and explain to us where we are in the strategic alternative process and what has happened over the last year-plus. Obviously, there’s been a pretty robust environment for takeouts and it seems like a lot of companies are going private, etc., yet there has been little progress here. Can you tell us what the sticking points have been? Has it been the asking price? Has it been the lack of suitors? What’s going on that you can tell us to give us some insight into the process?

Michael Duckworth  - Source Interlink Companies - Chairman

Again, I think what we have opted to do here is, in the face of the process, we’re really not going to comment on any direction at this point in time.

Bob Labick  - CJS Securities - Analyst

Okay. Last question then, regarding supermarkets — it was obviously an impetus potentially for the merger with Alliance in the past and it was a significant opportunity. We haven’t heard a lot about it in the last year or so as well. Could you update us on the progress of getting CDs and DVDs into supermarkets and the opportunity there?

Michael Duckworth  - Source Interlink Companies - Chairman

Sure. Well, as I mentioned in my remarks, we picked up a couple of big accounts that are fairly significant. As a result of that, we’ve got DVDs and CDs now in Walgreen stores; there’s 2500 stores that I mentioned. Those are all brand-new for the Alliance side or the DVD/CD side. As well, the 1700 Rite Aid stores, again those were all new and picked up business. So in total, that’s 4200 stores on those two accounts alone.

Bob Labick  - CJS Securities - Analyst

Okay. I mean, I consider those more the drug channel versus the supermarket channel.

Michael Duckworth  - Source Interlink Companies - Chairman

Well, I think -- I mean I’m not sure that we ever said it was one or the other. I think the concept here was that Alliance would have access to the relationships that Source had and vice versa, and wherever those relationships might be. So we are going to continue to push on that anywhere we go. Obviously, that’s what we are doing every single day.

Bob Labick  - CJS Securities - Analyst

Okay, I will get back in queue. Thanks.

Operator

Den Hooper, Peninsula Capital.

Den Hooper  - Peninsula Capital - Analyst

(inaudible). I had a couple of quick questions. The operating cash flow, I got a little confused. Can you just go over again what the operating cash flow was for ‘06 and what adjustments we should make for that?

Marc Fierman  - Source Interlink Companies - CFO

Well, this is — for the fiscal year ‘07, I’m saying that we reported for GAAP a use of $20.7 million. I’m saying there was $47 million that was impacted in there, of which $40 million relates to the Anderson acquisitions in addition to working capital invested in a new customer, principally Costco, as well as $20 million more spent over the previous year for interest and taxes.

Den Hooper  - Peninsula Capital - Analyst

Okay. So the operating cash flow would have been 27?

Marc Fierman  - Source Interlink Companies - CFO

Yes.

Den Hooper  - Peninsula Capital - Analyst

Okay. You said you expect that number to go up significantly with some of the moves you are making this year?

Marc Fierman  - Source Interlink Companies - CFO

Yes. I don’t want to use the word “significantly”, but I’d expect that number to improve and I expect — based on some of the initiatives we have and some of the things going on.

Den Hooper  - Peninsula Capital - Analyst

I know you don’t want to comment on the strategic review but can we infer from the fact that it’s not over that there’s still some pending negotiations or you are still — it’s obviously gone on a lot longer than people thought. Is there a timeframe when we will know one way or the other whether it’s over?

Michael Duckworth  - Source Interlink Companies - Chairman

Again, Den, I can’t really comment on the timeframe or what not, but as I said in my opening remarks, it is still an active process.

Den Hooper  - Peninsula Capital - Analyst

Then on the Wal-Mart, you know, you mentioned that it’s not an immaterial customer. You know, you’re not actually doing the fulfillment. So can you just talk to us a little bit about the economics of how Wal-Mart would work and whether it’s similar margins to your other business or is it worse or better or —?

Jim Gillis  - Source Interlink Companies - Co-CEO

Well, there are a couple of components to it. One, we do fulfill Wal-Mart stores.

Den Hooper  - Peninsula Capital - Analyst

Oh, okay.

Jim Gillis  - Source Interlink Companies - Co-CEO

And that relative — that’s very relative to the helping of the planogramming of what products actually go in because, instead of being a third-party consultant, we actually deliver the product, so it’s important to put the right stuff in the right store to bring less back.

Second of all, because we are kind of sort of a third party in that we make racks and we help in the rebate management, tracking and keeping fixtures current in a huge chain like that, there’s 30,000/40,000 racks in the Wal-Mart system. We have a system, in-house system, here designed to track each one of those racks, the product on them, how long they’ve been in the store, when they get re-upped, when they get replaced, what product is on them, etc. There is a fee involvement on that on our normal terms.

Michael Duckworth  - Source Interlink Companies - Chairman

I think what I’m most encouraged by here really, Den, is the fact that we are back in there and we are in front of them every day. I’m only hopeful that can lead to greater opportunity as we go forward.

Den Hooper  - Peninsula Capital - Analyst

And you say you are doing fulfillment now for them?

Jim Gillis  - Source Interlink Companies - Co-CEO

We do fulfillment, yes, in the footprint of Los Angeles and Chicago and Philadelphia, and the East Coast around Baltimore and Washington.

Den Hooper  - Peninsula Capital - Analyst

How many stores total?

Jim Gillis  - Source Interlink Companies - Co-CEO

465, I think.

Den Hooper  - Peninsula Capital - Analyst

Okay. You’re hoping that this arrangement allows you to possibly get into some more stores?

Jim Gillis  - Source Interlink Companies - Co-CEO

Well, it’s — we have common interests aligned. You know, we have a bunch of different businesses here, and they’re in the businesses of music and movies and every touch point you have with a retailer helps the overall situation. So, I think any time you’re working with a retailer on any project, especially where your interests are aligned because they don’t want to waste the time and space regardless of whether we are delivering the magazine or not. And the Wal-Mart store in Seattle certainly will get a different product than the Wal-Mart store in Los Angeles and we are tracking that and assisting with that process.

Operator

(OPERATOR INSTRUCTIONS). Jaime Lester, Soundpost Partners.

Jaime Lester  - Soundpost Partners - Analyst

Just to confirm, you said that the Wal-Mart agreement could be significant, could be material for results? It sounds like it’s a pretty limited engagement as it stands.

Michael Duckworth  - Source Interlink Companies - Chairman

Again, it is. In the overall scheme of Wal-Mart’s number of stores, I think Jim just mentioned the number of stores we’re talking about, we look at it as significant as we’ve cracked open the door and we are in there, and we are working here to make sure that we do a great job. I think there’s only upside to the opportunity there.

Jaime Lester  - Soundpost Partners - Analyst

Okay, I’ve got it. So there is I would agree tremendous upside, but as it’s currently structured, it’s not going to be a huge impact to the numbers?

Michael Duckworth  - Source Interlink Companies - Chairman

We work in a tremendously competitive environment and we’ve got to fight every day for the business we win.

Jaime Lester  - Soundpost Partners - Analyst

I hear you, okay. Has there been any update from Ledecky? Is he still involved? Is he in any sort of contact with you guys?

Michael Duckworth  - Source Interlink Companies - Chairman

Not that I’m aware of.

Jaime Lester  - Soundpost Partners - Analyst

Okay. Thanks a lot, guys. I appreciate it.

Operator

Andrew Wellington, New Mountain Capital.

Andrew Wellington  - New Mountain Capital - Analyst

I was wondering. You itemized what the profit impact was of going to the scan-based, but I assume there was some revenue loss this quarter because of the timing shift. How much was that revenue impact?

Michael Duckworth  - Source Interlink Companies - Chairman

Yes, Marc can give you the specific numbers, but I think what’s important, Andrew, to keep in mind is this is really just a timing shift for us in terms of when we recognize it. Remember, in the old model or the non-SBT model, we recognize it when we deliver, and then we have to put an allowance in there based on the historical performance for returns, so a guesstimate, if you will, although an educated guesstimate, versus under the scan-based we are not going to recognize that revenue until it’s actually wrung through the register itself and the sale is made.

So Marc, the number?

Marc Fierman  - Source Interlink Companies - CFO

Yes, due to the sensitivity with the customer as well as the confidential nature of our relationship with them, I did not break out how much of the sale had been deferred. I only gave the operating income impact of the overall deferral, plus the one-time costs incurred in implementing this conversion.

Andrew Wellington  - New Mountain Capital - Analyst

All right, but the observed operating margin for that segment as a percentage would be a little too high because there’s a sales leakage this quarter? If you were to back that out, the $16.2?

Marc Fierman  - Source Interlink Companies - CFO

Yes. I think, though, in the long run here, there are a number of things that we really get out of this. It’s in no way, shape or form I think a bad thing for us. I think we could have probably managed the transition in this one a little bit better, quite candidly, hence some of those incremental costs. But if you think about this, it really accelerates the order regulation. There’s much less room for error in terms of haggling over what shrink was and what happens here and there. It eliminates the guy standing in the back office or at the dock or the back of a loading dock and while checking in the magazines, that’s all done electronically. What it really does is it simplifies what has been historically a fairly complicated product for the retailer. So the ultimate goal there, as you simplify that for the retailer, there’s the opportunity to expand the magazine footprint in the store.

Andrew Wellington  - New Mountain Capital - Analyst

I mean, it sounds like a proper shift for the business, but with $6.9 million of profit in the segment, that looks like 4.1% operating margin, which is about a 100 basis-point improvement year-over-year. Some of that’s just accounting optics. I was trying to get a better feel for how that segment performed on an apples-to-apples basis.

Marc Fierman  - Source Interlink Companies - CFO

You know, it’s like a Rubik’s Cube. I was trying to give out as much information as we were able to without really getting in trouble with the customer. So, if you change, if you move one number, then you’ve got to move another number. So unfortunately, because of the nature of the relationship, I tried to do the best I could to try to give an apples-to-apples. I guess you kind of just have to look at operating income compared to operating income. It’s hard to compare the overall margin without giving away what the sales deferral was.

Andrew Wellington  - New Mountain Capital - Analyst

Well, can you say, directionally, did you — when you look at it adjusted in your own books, was there an improvement in operating margin year-over-year?

Marc Fierman  - Source Interlink Companies - CFO

Yes, there was.

Andrew Wellington  - New Mountain Capital - Analyst

Okay, thank you.

Operator

 Thank you. There appears to be no further questions at this time. I would now like to turn the floor back over to management for any closing remarks.

Michael Duckworth  - Source Interlink Companies - Chairman

Okay, we appreciate everyone’s time. Thank you very much.

Operator

This concludes today’s Source Interlink conference call. You may now disconnect.

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